EXHIBIT 10.2
409A AMENDMENT TO
EMPLOYMENT AGREEMENT OF KEVIN C. BURNS
     WHEREAS, AMICAS, Inc. (the “Company”) and Kevin C. Burns (“Executive”) entered into an employment agreement as of April 7, 2008 (the “Agreement”);
     Whereas, the Company and Executive desire to amend the Agreement to comply with Internal Revenue Code Section 409A; and
     Whereas, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
     NOW THEREFORE, the Agreement is hereby amended as follows.
1.	The first two sentences of Section 3B is amended in its entirety as follows:

“In the event of Change in Control (as hereinafter defined) of Company, and if, as of the date within twelve (12) months after the Change in Control either Company or the Executive elects to terminate the employment of the Executive, the terminating party shall give the other party thirty (30) days prior written notice of such termination and thereafter the Company shall pay to the Executive in one lump sum payment an amount equal to eighteen (18) months of the Executive’s then current Base Salary in exchange for the Executive’s execution and non-revocation of the Release (as hereinafter defined). The Executive acknowledges that he shall not have any right to receive any additional financial compensation other than the lump sum payment referenced in the previous sentence and the COBRA payments described herein.”

2.	Section 3C(c)(w) of the Agreement is amended in its entirety as follows:

“(w) Company shall pay to the Executive, in one lump sum payment, an amount equal to the Executive’s then current Base Salary for the remainder of the Term plus twelve (12) months of Executive’s then current Base Salary.”

3.	Section 3D is amended by adding the following sentence at the end thereof:

“To the extent a severance payment under Section 3C would be exempt from Section 409A of the Code if the definition of Good Reason complies with Section 409A of the Code, the definition of Good Reason will be interpreted to comply with the definition of good reason under Section 409A of the Code and Treas. Reg. § 1.409A-1(n)(2).”

4.	The following new Section 11 shall be added to the Agreement:
“Section 11 Compliance with Section 409A of the Code

     A. Notwithstanding any other provisions set forth in this Agreement, no option may be extended to a date later than the earlier of: 1) the latest date upon which the option could have expired by its original terms under any circumstances or 2) the tenth anniversary of the original grant of the option or such other time period permitted under Treas. Reg. Section 1.409A-1(b)(5)(v)(C).
     B. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if the Executive is a “Specified Employee” (as defined under Section 409A of the Code) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 11B shall be paid in a lump sum after 6-months have elapsed since the Executive’s termination of employment. Any other payments will be made according to the schedule provided for herein.
     C. If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.
     D. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.
     E. Any reimbursements or direct payment of Executive’s expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.
     F. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 11 shall be a rule of construction and interpretation and nothing in this Section 11 shall cause a forfeiture of benefits on the part of the Executive.”
     5. Except as specifically modified herein, the terms of the Agreement, and all terms and conditions of your employment with Company shall remain in full force and effect.
     IN WITNESS WHEROF, each of the parties has caused this 409A Amendment to be executed as of December 31, 2008.

Executive:	Company:

/s/ Kevin C. Burns Kevin C. Burns	/s/ John J. Sviokla AMICAS, Inc.